Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 3, 2016 relating to the financial statements of Dow Corning Corporation, which appear in Corning Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
June 6, 2016